Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-164319) on Form S-8 of Vitacost.com, Inc. of our report dated March 30, 2010, relating to our audits of the consolidated financial statements, which appear in this Annual Report on Form 10-K of Vitacost.com, Inc. for the year ended December 31, 2009.

/s/ McGladrey & Pullen, LLP
Ft. Lauderdale, Florida
March 30, 2010